Pursuant to Rule 424(b)(3)

File No. 333-102909

FOURTH SUPPLEMENT TO PROSPECTUS

DATED FEBRUARY 12, 2003

PACIFICARE HEALTH SYSTEMS, INC.

$135,000,000 3% CONVERTIBLE SUBORDINATED DEBENTURES

DUE 2032 AND 3,214,283 SHARES OF COMMON STOCK ISSUABLE
UPON CONVERSION OF THE DEBENTURES

      The Prospectus, dated February 12, 2003, as amended by the Supplement to Prospectus dated February 28, 2003, the Second Supplement to Prospectus dated March 18, 2003 and the Third Supplement to Prospectus dated April 8, 2003, is hereby further supplemented as follows to restate, in its entirety, the “Selling Securityholders” section on pages 47-49 of the Prospectus.

      The date of this Fourth Supplement to Prospectus is April 30, 2003.

SELLING SECURITYHOLDERS

SELLING SECURITYHOLDERS

      We originally issued the debentures to the initial purchasers, Morgan Stanley & Co. Incorporated and Goldman Sachs & Co., in a private placement in November 2002 and in connection with the exercise in part by the initial purchasers of their option to purchase additional debentures in December 2002. The debentures were immediately resold by the initial purchasers in transactions exempt from registration under Rule 144A under the Securities Act. Selling securityholders, which term includes their transferees, pledgees, donees or their successors, may from time to time offer and sell the debentures and the common stock into which the debentures are convertible pursuant to this prospectus or any applicable prospectus supplement.

      The following table sets forth certain information concerning the principal amount of debentures beneficially owned and the number of shares of common stock issuable upon conversion of those debentures that may be offered from time to time under this prospectus by the selling securityholders named in the table. We prepared this table based on the information supplied to us by the selling securityholders named in the table and we have not sought to verify such information. This table only reflects information regarding selling securityholders who have provided us with such information. We expect that we will update this table as we receive more information from holders of the debentures who have not yet provided us with their information. We will supplement or amend this prospectus to include additional selling securityholders upon request and upon provision of all required information to us. Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary.

      The number of shares of common stock issuable upon conversion of the debentures shown in the table below assumes conversion of the full amount of debentures held by each selling securityholder at an initial conversion rate of 23.8095 shares per $1,000 principal amount of debentures. This conversion price is subject to adjustment in certain events. Accordingly, the number of conversion shares may increase or decrease from time to time. The percentages of common stock beneficially owned and being offered are based on the number of shares of our common stock that were outstanding as of January 28, 2003. Because the selling securityholders may offer all or some portion of the debentures or the shares of common stock issuable upon conversion of the debentures pursuant to this prospectus, we have assumed for purposes of the table below that the selling securityholders will sell all of the debentures and all of the shares of common stock offered by this prospectus pursuant to this prospectus. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their debentures in transactions exempt from the registration requirements of the Securities Act since the date on which they provided the information to us regarding their holdings. As of January 28, 2003, we had $135,000,000 in principal amount of the debentures and 36,130,000 shares of common stock outstanding.

      Based upon information provided by the selling securityholders, none of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years.

	Principal		Shares of		Common Stock Owned
	Amount of		Common	Conversion	Upon Completion of
	Debentures		Stock	Shares of	the Offering
	Beneficially	Percentage of	Beneficially	Common
	Owned and	Debentures	Owned Before	Stock	Number of
Name	Offered	Outstanding	the Offering(1)	Offered	Shares	Percentage

Calamos® Market Neutral Fund-Calamos® Investment Trust	$12,450,000	9%	—	296,428	—	*
MFS Total Return Fund	$2,000,000	1%	—	47,619	—	*
Man Convertible Bond Master Fund, Ltd.	$3,997,000	3%	—	95,166	—	*
Consulting Group Capital Markets Funds	$1,200,000	*	—	28,571	—	*
BNP Paribas Equity Strategies SNC	$4,461,000	3%	26,801	106,214	26,801	*
CooperNeff Convertible Strategies (Cayman) Master Fund, LP	$2,761,000	2%	—	65,738	—	*
UFJ Investments Asia Limited	$250,000	*	—	5,952	—	*
Laurel Ridge Capital LP	$100,000	*	—	2,380	—	*

	Principal		Shares of		Common Stock Owned
	Amount of		Common	Conversion	Upon Completion of
	Debentures		Stock	Shares of	the Offering
	Beneficially	Percentage of	Beneficially	Common
	Owned and	Debentures	Owned Before	Stock	Number of
Name	Offered	Outstanding	the Offering(1)	Offered	Shares	Percentage

St. Thomas Trading, Ltd.	$7,253,000	5%	—	172,690	—	*
S.A.C. Capital Associates, LLC	$2,000,000	1%	—	47,619	—	*
D.E. Shaw Valence Portfolios, L.P.	$2,400,000	2%	—	57,142	—	*
D.E. Shaw Investment Group, L.P.	$600,000	*	—	14,285	—	*
Canyon Value Realization MAC 18, Ltd. (RMF)	$500,000	*	—	11,904	—	*
Canyon Value Realization Fund, L.P.	$2,000,000	1%	—	47,619	—	*
Canyon Value Realization Fund (Cayman), Ltd.	$4,500,000	3%	—	107,142	—	*
Canyon Capital Arbitrage Master Fund, Ltd.	$3,000,000	2%	—	71,428	—	*
JP Morgan Securities Inc.	$7,000,000	5%	—	166,666	—	*
Amaranth LLC	$7,225,000	5%	5,100	172,023	5,100	*
Argent Classic Convertible Arbitrage Fund L.P.	$2,000,000	1%	—	47,619	—	*
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.	$7,500,000	6%	—	178,571	—	*
Grace Convertible Arbitrage Fund, Ltd	$3,600,000	1%	—	85,714	—	*
Sunrise Partners Limited Partnership	$13,525,000	10%	—	322,023	—	*
Sturgeon Limited	$578,000	*	—	13,761	—	*
Deutsche Bank Securities Inc.	$13,000,000	10%	—	309,523	—	*
Quest Global Master Fund Ltd.	$600,000	*	—	14,285	—	*
Topanga XI	$2,787,000	2%	—	66,375	—	*
KBC Financial Products USA Inc.	$6,500,000	5%	—	154,761	—	*
Zurich Institutional Benchmarks Master Fund Ltd.	$820,000	*	—	19,523	—	*
Hotel Union & Hotel Industry of Hawaii Pension Plan	$165,000	*	—	3,928	—	*
Jefferies & Company Inc.	$1,103,000	1%	—	26,261	—	*
BP Amoco PLC Master Trust	$377,000	*	—	8,976	—	*
Viacom Inc. Pension Plan Master Trust	$14,000	*	—	333	—	*
Sphinx Convertible Arb Fund SPC	$121,000	*	—	2,880	—	*
Wolverine Asset Management, LLC	$3,213,000	2%	—	76,499	—	*
Akanthos Arbitrage Master Fund, L.P.	$7,000,000	5%	18,300	166,666	18,300	*
Quattro Fund Ltd.	$4,000,000	3%	—	95,238	—	*
Zurich Institutional Benchmark Management c/o Quattro Fund	$1,000,000	*	—	23,809	—	*
BTES — Convertible ARB	$20,000	*	—	476	—	*
BTOP Growth VS Value	$80,000	*	—	1,904	—	*
Windmill Master Fund LP	$1,000,000	*	—	23,809	—	*
CF Core Plus Fixed Income Fund	$367,000	*	—	8,738	—	*
EB Core Plus Fixed Income Fund	$535,000	*	—	12,738	—	*
Dreyfus Premier Corporate Bond Fund	$98,000	*	—	2,333	—	*

(1)	Figures in this column do not include the shares of common stock issuable upon conversion of the debentures listed in the column to the right.

*	Less than one percent